Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Applica Incorporated Announces Retirement of
Felix Sabates from the Board of Directors
     Miramar, Florida (January 26, 2006) — Applica Incorporated (NYSE: APN) today announced that Felix Sabates has resigned as a member of the Board of Directors of the company, effective immediately. Mr. Sabates has served as a member of the Board of Directors of Applica since 1991.
     Harry D. Schulman, Chairman and Chief Executive Officer commented “On behalf of the Board of Directors, we would like to express our appreciation to Felix for his efforts on behalf of the company over the past 14 years. We wish him the best of luck and thank him for his many years of service.”
     The vacated board seat will remain empty at this time.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small electric consumer goods. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the Company is available at www.applicainc.com.